Exhibit (a)(1)(D)

NOTICE OF WITHDRAWAL
OF OPTIONS PREVIOUSLY TENDERED FOR EXCHANGE
PURSUANT TO THE OFFER TO EXCHANGE DATED AUGUST 24, 2009

If you previously elected to participate in the Offer to Exchange dated August 24, 2009 (the “Offer”) from Sigma Designs, Inc. (“Sigma”) to exchange certain outstanding stock options for a lesser number of replacement options by submitting a signed Election Form and you would like to withdraw your election to exchange some or all of your eligible stock options, you must notify us of your withdrawal before 9 p.m. U.S. Pacific Time on September 22, 2009.

If you wish to notify us of your withdrawal, you must complete, sign, date and return this Notice of Withdrawal so that Sigma receives it before the expiration date deadline. You must send this entire Notice of Withdrawal by using one of the following means:

Via Electronic Delivery:
Scan the completed and signed Election Form and email it to OptionExchange@sdesigns.com..

Via Regular Mail, Overnight Courier or Hand Delivery:
Sigma Designs, Inc., Attn: Sigma Designs, Inc., 1778 McCarthy Blvd., Milpitas, CA 95305, Attn: Catherine Van Rhee and Terry Nguyen

Your withdrawal will be effective as of the date and time that Sigma receives this Notice of Withdrawal by any of the methods described above. It is your responsibility to ensure that your withdrawal is received by Sigma by the deadline.

While not a condition to your withdrawal, if you submitted your Notice of Withdrawal by way of electronic delivery, Sigma also asks that you make a copy for your own files and then please submit the original Notice of Withdrawal by regular mail, overnight courier or hand delivery.

Sigma must receive your election to withdraw before 9 p.m. U.S. Pacific Time on September 22, 2009, unless the Offer is extended, in which case this Notice of Withdrawal must be received before the extended expiration of the Offer.

You may confirm that your documents have been received by sending an email to Catherine Van Rhee or Terry Nguyen at OptionExchange@sdesigns.com.  Sigma intends to electronically confirm receipt of your Notice of Withdrawal within three business days of its arrival. If you do not receive confirmation of our receipt, it is your responsibility to ensure that Sigma properly received your Notice of Withdrawal.

If you have questions regarding the withdrawal of your election, please telephone Catherine Van Rhee and Terry Nguyen at (408) 957-984 or send an email to OptionExchange@sdesigns.com.

From: [Name]
To: Sigma Designs, Inc.

I previously received the Offer to Exchange dated August 24, 2009 (the “Offer”), an Election Form, the form of Stock Option Agreement (the “Agreement”), the Sigma Designs, Inc. 2001 Stock Plan and this Notice of Withdrawal.

I signed and returned the Election Form, thereby electing to exchange certain of my outstanding eligible stock options listed in the Election Form for replacement options. I now wish to withdraw some or all of my tendered options from the Offer. I understand that by signing this Notice of Withdrawal and delivering it pursuant to the procedure described in Part III, Section 5 of the Offer to Exchange and the instructions above, I will be withdrawing my election with respect to some or all of my outstanding eligible options.

By withdrawing my election, I understand that I will not receive any replacement options for, and will continue to hold, my outstanding eligible options which I withdraw from the Offer, which will continue to be governed by the terms and conditions of the applicable existing stock option agreement(s) between Sigma Designs, Inc. and me.

I understand that if I wish to change this withdrawal of my tendered options and once again accept the Offer for any options that I have withdrawn, I must submit a new signed Election Form prior to the expiration of the Offer.

Please check the appropriate box:

☐
I wish to withdraw my previous election to accept the Offer with respect to my eligible options andinstead REJECT the Offer with respect to all of my eligible options.  I do not wish to accept the Offerwith respect to any of my eligible options.

OR

☐
I wish to withdraw my previous election to accept the Offer with respect to each of the eligibleoptions listed below (and on any additional sheets which I have attached to this Notice ofWithdrawal).  I still wish to accept the Offer with respect to the rest of the eligible options listed on the election form I previously submitted.

Original Option Date of Grant	Exercise Price

I have completed and signed this Notice of Withdrawal exactly as my name appears on my original Election Form.

Participant Signature	Date and Time

Participant Name Printed	Sigma Designs, Inc. Office Location

Daytime Telephone Number	Email Address